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                                                                       EXHIBIT 5

INTERNAL REVENUE SERVICE                              DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
P.O. BOX 2508
CINCINNATI, OH 45201
                                      Employer Identification Number: 31-0958666
Date: September 30, 1994                           File Folder Number: 310007952
                                               Person to Contact: DAVID E. DIXON
CARDINAL HEALTH  INC.                   Contact Telephone Number: (513) 684-3866
C/O GEORGEANN G. PETERS                                               Plan Name:
BAKER & HOSTETLER                     PROFIT SHARING AND RETIREMENT SAVINGS PLAN
65 E. STATE ST. STE 2100                                        Plan Number: 055
COLUMBUS, OH 43215



Dear Applicant:

         We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

         Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

         The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

         This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

         This determination is subject to your adoption of the proposed amendments submitted in your letter dated September 16, 1994. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

         This determination letter is applicable for the amendments(s) adopted on June 23, 1994.

         This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

         This plan satisfies the nondiscrimination in amount requirement of section 1.401 (a)(4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

         This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

         This plan satisfies the nondiscriminatory current availability require-






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CARDINAL HEALTH INC


ments of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

         This plan qualifies for Extended Reliance described in the last paragraph of Publication 794 under the caption "Limitations of a Favorable Determination Letter".

         We have sent a copy of this letter to your representative as indicated in the power of attorney.

         If you have any questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                         Sincerely yours,


                                         /s/ C. Ashley Bullard
                                         C. Ashley Bullard
                                         District Director


Enclosures:
Publication 794
Reporting & Disclosure Guide
   for Employee Benefit Plans